                                PRELIMINARY COPY

                             KATY INDUSTRIES, INC.
                        6300 S. Syracuse Way, Suite 300,
                           Englewood, Colorado  80111
                                 (303) 290-9300

To our Stockholders:

     We will be holding the Annual Meeting of Stockholders at __________________ on May __, 2001 at ______a.m. local time.

     At the Annual Meeting we will ask you to consider and vote upon a proposed investment in Katy Industries, Inc. by an affiliate of an investment fund managed by Kohlberg & Co., L.L.C., a private investment firm. Specifically, we need your approval to sell 400,000 shares of convertible preferred stock, $100 par value per share, to this investor. We also need your approval to amend Katy's Restated Certificate of Incorporation to authorize 600,000 shares of convertible preferred stock. At the Annual Meeting you will also be asked to vote upon the election of nine members of the Board of Directors, including certain nominees designated by Kohlberg's affiliate, and to vote on a proposal to classify the Board into two classes with staggered terms.

     The enclosed Notice of Annual Meeting of Stockholders and Proxy Statement provides details of the proposed investment and related information. Your Board has determined that the terms of the investment are fair to and in the best interests of Katy and its stockholders. YOUR BOARD OF DIRECTORS HAS APPROVED AND RECOMMENDS THAT YOU VOTE FOR THE PROPOSALS AT THE ANNUAL MEETING.

     The investment is part of a series of transactions that your Board has approved. This series of transactions includes a tender offer by Kohlberg's affiliate to purchase from Katy stockholders up to 2,500,000 shares of Katy's common stock. As explained in this Proxy Statement, the Board of Directors believes that this series of transactions is in the best interests of stockholders.

     We have enclosed with this letter a Notice of Annual Meeting, a Proxy Statement, a proxy card and a return envelope. A copy of Katy's annual report on Form 10-K is also enclosed. We urge you to read all of the enclosed materials carefully.

     Please sign, date and promptly return the enclosed proxy card in the enclosed, prepaid return envelope. Your shares will be voted at the Annual Meeting in accordance with your proxy instructions.

     On behalf of the Board of Directors and the employees of Katy, we cordially invite all stockholders to attend the Annual Meeting. If you plan to attend the meeting, please mark the appropriate box on the enclosed proxy card.

                                   Sincerely,

                                   Robert M. Baratta
                                   President and Chief Executive Officer

                            YOUR VOTE IS IMPORTANT
         Please Sign, Date and Return Your Proxy Card by May ___, 2001

If you have questions about voting your shares, please contact our proxy solicitor, Innisfree M&A Incorporated, toll-free at 1-888-750-5834.